Cadence Resources Corporation

                           CODE OF CONDUCT AND ETHICS
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                                  INTRODUCTION

      Since its founding, Cadence Resources Corporation (the "Company") has maintained a strong reputation for honesty, integrity and ethical conduct. To protect this reputation and to promote compliance with applicable laws, rules and regulations, this Code of Conduct and Ethics (this "Code") has been adopted by the Company's Board of Directors (the "Board").

      This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are and shall be held. These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If you have any concerns as to the propriety of a particular action or potential violation of the Code, you should submit it in writing to our President, Mr. William Deneau, who will review the action or potential violation and take appropriate action in accordance with this Code, our other corporate policies and applicable law. In the alternative, if in any case your concern relates to the conduct of the President, you should submit it in writing to the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors, whose name and contact information is shown at the end of this Code. As noted in Section 11 below, the Company's policy is to maintain the confidentiality of reports pursuant to this Code and to strictly forbid actual or threatened retaliation, harassment or discrimination due to reports of misconduct made in good faith.

      Those who violate the standards set out in this Code will be subject to disciplinary action including, without limitation, possible termination of employment or other relationship with the Company.

      1. SCOPE. The persons subject to this Code are all directors, officers and employees of the Company.

      2. HONEST AND ETHICAL CONDUCT. We require honest and ethical conduct from all persons subject to this Code. You have a responsibility to the Company (and its directors, officers and employees), in the course of your duties and responsibilities, to act in good faith and with due care, competence and diligence, and to conduct yourself in a manner that meets the highest ethical and legal standards. Our reputation depends greatly upon your ethical and legal conduct.

      3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. You are required to comply with all applicable laws and governmental rules and regulations. Obeying the law, both in letter and in spirit, is the foundation on which our Company's ethical standards are built. If you have questions regarding either the applicability of, or the conduct required to comply with any law, rule or regulation, you are encouraged to seek advice from the Chairperson of the Nominating and Corporate Governance Committee.
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      4. CONFLICTS OF INTEREST. You must handle any actual or apparent conflict of interest between your personal and business relationships in an honest and ethical manner. Conflicts of interest are prohibited by the Company as a matter of policy. A "conflict of interest" exists when a person's private interest interferes or conflicts with the interests of the Company. This encompasses both direct and indirect conflicts, potential conflicts and situations that could be construed as having an appearance of impropriety. For example, a conflict situation arises if you take actions or have interests that interfere with your ability to perform your duties and responsibilities to the Company fairly and in the best interests of the Company. Conflicts of interest may arise if you or a member of your family receives an improper personal benefit as a result of your position with the Company. Loans to or guarantees of the obligations of you or your family members by the Company or by persons doing business with the Company, are of special concern to us and must be disclosed in writing to the Chairperson of the Nominating and Corporate Governance Committee.

            If you become aware of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, or if you have a question regarding a situation that may give rise to a conflict of interest, you should report it to or consult with the Chairperson of the Nominating and Corporate Governance Committee.

            Certain kinds of transactions or relationships may raise issues of conflict of interest, but are not necessarily improper or adverse to the Company's best interests. The following standards apply to certain common situations where potential conflicts of interest may arise:

            (a) GIFTS AND ENTERTAINMENT. Personal gifts and entertainment offered by persons doing business with the Company may be accepted when offered in the ordinary and normal course of the business relationship. However, the frequency and cost of any such gifts or entertainment may not be so excessive that your ability to exercise independent judgment on behalf of the Company is or may appear to be compromised or may have the potential to influence how you engage in or conduct business relations with a particular customer, vendor or competitor.

                  The Foreign Corrupt Practices Act, for example, makes it unlawful for the Company or its employees to make a payment or give a gift to a foreign government official, political party, candidate or public international organization for purposes of obtaining or retaining business. A violation occurs when a payment is made or promised to be made to a foreign official while knowing that the payment will be used to unlawfully obtain or maintain business or direct business to anyone else. Other laws that may have an impact on the Company's policy regarding gifts and entertainment include, but are not limited to, the International Traffic in Arms Regulations, the Arms Export Control Act and the Federal Anti-Kickback Act.

                  If you are not certain whether a gift or entertainment offered to you would be an improper personal benefit, you should not accept it before disclosing it to the Company's President and before you have received verification from the President that the offered gift or entertainment would not be improper, based upon the standards set forth in this Code. We do not require the reporting of any gifts that, valued individually, or in the aggregate over a three-month period, do not exceed $100, in value.


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            (b) FINANCIAL INTERESTS IN OTHER ORGANIZATIONS. The determination of whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case. Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of, our Company and your financial interest is of such a size that your ability to exercise independent judgment on behalf of the Company is or may appear to be comprised. As a general rule, a passive investment would not likely be considered improper if it: (1) is in publicly traded shares; and (2) represents less than 1% of the outstanding equity of the organization in question. If you are not certain whether any investment, financial arrangement or interest in another organization would be inappropriate, the details of your investment, financial arrangement or interest must be fully disclosed to the Company's President, who will make a determination whether it is inappropriate, based upon the standards set forth in this Code and/or any other applicable rule or regulation.

            (c) OUTSIDE BUSINESS ACTIVITIES. The determination of whether any outside position you may hold is improper will depend on the facts and circumstances of each case. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to take substantial time from or otherwise conflict with your duties and responsibilities to the Company, you should obtain prior approval from your department head, the President or the Board of Directors. Other outside associations or activities in which you may be involved are likely to be viewed as improper only if they would interfere with your ability to devote proper time and attention to your responsibilities to the Company or if your involvement is with another company with which the Company does business or competes. If you are also a director of the Company, any affiliation with a company with which the Company does business or competes would be improper unless fully disclosed to and approved by the Board of Directors.

            (d) SHORT SALES OF STOCK. It is our policy to prohibit the short sale of the Company's stock by any person who is subject to this Code. It is important that our directors, officers and employees do not receive any financial benefit if our stock value drops.

            (e) INDIRECT VIOLATIONS. You should not indirectly, through a spouse, family member, affiliate, friend, partner or associate, have any interest or engage in any activity that would violate this Code if you directly had the interest or engaged in the activity. Any such relationship should be fully disclosed to the Company's President, who will make a determination whether the relationship is inappropriate, based upon the standard set forth in this Code and applicable laws, rules and regulations.

      5. CORPORATE OPPORTUNITIES. You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position. You may not use corporate property, information or position for personal gain, or to compete with the Company, directly or indirectly. You owe a duty to the Company to advance its legitimate interests whenever the opportunity to do so arises.


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            A diversion of a corporate opportunity or competition with the
Company that is improper may not always be obvious, so if you have a question, you should consult with the Company's President. Certain kinds of transactions or relationships may raise issues, but are not necessarily improper or adverse to our best interests. If you are not certain whether an opportunity or activity would be improper, you should not pursue it before disclosing it to the Company's President, who will make a determination whether the opportunity or activity is inappropriate, based upon the standards set forth in this Code and applicable laws, rules and regulations.

      6. FAIR DEALING. You should endeavor to deal fairly with our vendors, customers, competitors and employees and with other persons with whom we do business. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice of unfair dealing.

      7. PUBLIC DISCLOSURES. It is our policy to provide full, fair, accurate, timely and understandable disclosure in all reports and documents that we file with or submit to the Securities and Exchange Commission ("SEC"), and in all other public communications made by the Company. You should strictly adhere to this policy in connection with your activities relating to, or in connection with, our SEC filings and other public communications.

      8. CONFIDENTIALITY. You should maintain the confidentiality of all confidential information (whether or not relating to the Company) entrusted to you by the Company or by persons with whom we do business, except when disclosure is expressly authorized or legally mandated. Confidential information includes, without limitation, all non-public information that, if disclosed, might be of use to our competitors or harmful to our Company or persons with whom we do business.

      9. INSIDER TRADING. If you have access to material, non-public information concerning our Company, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of our Company's business. All non-public information about our Company should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information, is not only unethical, but also illegal. We have adopted an Insider Trading Policy that sets up procedures for trading in the Company's stock by all insiders. The prohibition on insider trading applies not only to our Company's securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company. Violations of this prohibition against "insider trading" may subject you to criminal or civil liability in addition to disciplinary action by our Company.

      10. WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS. If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to the Company's President who will make a determination whether a waiver of this Code is required and, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for our chief executive officer, chief financial officer, principal accounting officer, controller or any director may be made only by the Board of Directors. In addition, any waiver or implicit waiver of this Code for our chief executive officer, chief financial officer, principal accounting officer, controller or any director, must be promptly disclosed by the Company to the extent required by applicable law, rule or regulation.


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      11. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR. Our Company desires to promote ethical behavior. You are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, you should promptly report violations of laws, rules, regulations or this Code to the Company's President. In the alternative, if in any case your concern relates to the conduct of the President, you should submit it in writing to the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors, whose name and contact information is shown at the end of this Code. Any report or allegation of a violation of applicable laws, rules, regulations or this Code will be kept confidential. All reports of violations of this Code, will be promptly investigated, and if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of our system of internal controls, a copy of the report should be promptly provided to the Chairperson of the Audit Committee, which will oversee the investigation and resolution of the matter. The Company strictly forbids actual or threatened retaliation, harassment or discrimination due to reports of misconduct made in good faith. Each of us in the Company is expected to cooperate with any internal investigations of misconduct.

      12. COMPLIANCE STANDARDS AND PROCEDURES. This Code is intended to be a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents must be viewed within the framework of the Company's other policies, practices, instructions and the requirements of applicable laws, rules and regulations. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

            Since this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion as follows:

            (a)   Determine the facts.

            (b)   Determine what is the specific conduct or action in question.

            (c)   Clarify your responsibilities and role.

            (d) Seek guidance before taking any action that you believe may or could be unethical or dishonest.

            You will be governed by the following compliance standards:


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            o     You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations of this Code;

            o You must use your best efforts to ensure that employees under your supervision or who report to you understand and comply with this Code (even though it may not be directly applicable to them);

            o No one has the authority or right to order, request, or even influence you to violate this Code or any applicable law, rule or regulation; a request or order from another person will not be an excuse if you violate this Code;

            o Any attempt by you to induce another director, officer or employee of the Company to violate this Code, whether successful or not, is a violation of this Code and may be a violation of law;

            o Any retaliation or threat of retaliation against any director, officer or employee of the Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is a violation of this Code and may be a violation of law; and

            o Every reported violation of this Code that is credible will be investigated.

            Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Company, can result in disciplinary action including, without limitation, dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as employee, whether "at will" or otherwise.

            This Code is for the benefit of the Company and no other person is entitled to enforce this Code. This Code does not and should not be construed to create any private cause of action or remedy for any other person.

            This Code, as it may be amended from time to time, will be made available on the Company's website and will be filed with the SEC on Form 8-K.

            The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the President, Chairperson of our Nominating and Corporate Governance Committee, and Chairperson of our Audit Committee are set forth below:

                    President:
                           Mr. William W. Deneau
                           Cadence Resources Corporation
                           4110 Copper Ridge Drive, Suite 100
                           Traverse City, MI 49684
                           Phone:      231-941-0073
                           Fax:        231-933-0757
                           E-mail:     bdeneau@auroraenergy.com


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                    Chairperson, Nominating and Corporate Governance Committee:
                           Gary Myles
                           c/o Cadence Resources Corporation
                           4110 Copper Ridge Drive, Suite 100
                           Traverse City, MI 49684
                           Phone:      231-941-0073
                           Fax:        231-933-0757
                           E-mail:     garymyles@yahoo.com

                    Chairperson, Audit Committee:
                           Ronald E. Huff
                           c/o Visual Edge Technology, Inc.
                           3874 Highland Park NW
                           North Canton, OH  44720-8080
                           Phone:       800-828-4801 ext. 220
                           E-mail:      rhuff@visualedgetechnology.com

         Adopted by the Board of Directors on February 10, 2006.

                                 ACKNOWLEDGEMENT

      This is to acknowledge that you have received a copy of the Cadence Resources Corporation Code of Conduct and Ethics (the "Code") and understand that it sets forth the ethical standards of conduct with respect to your duties, responsibilities and obligations of your employment with the Company. You understand and agree that it is your responsibility to read the Code in its entirety and to abide by the rules, policies and standards set forth within it. You further acknowledge that it is solely your responsibility to seek clarification of any portion of the Code, which is unclear or confusing to you.

      Finally, you understand that your continued employment requires you to adhere to the policies and rules set forth in the Code, and that failure to abide by such policies could result in disciplinary action including, without limitation, termination of your employment with the Company.

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